News Release

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MEDIA:

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Matthew Neisius

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FOR IMMEDIATE RELEASE

Conagra Brands Enters Into Definitive Agreement with Hometown Food Company, a Brynwood Partners Portfolio Company, to Divest the Chef Boyardee® Brand

Divestiture Supports Conagra’s Efforts to Reshape its Portfolio

CHICAGO, May 1, 2025 — Today Conagra Brands, Inc. (NYSE: CAG) announced that it has entered into a definitive agreement with Hometown Food Company, a portfolio company of Brynwood Partners, to divest its iconic line of Chef Boyardee® brand shelf-stable products including its classic, convenient, ready-to-eat pasta meals. The transaction includes the manufacturing facility in Milton, Pa., as well as all assets and operations dedicated to the Chef Boyardee shelf-stable products with the exception of frozen skillet meals, which will be licensed by Hometown Food Company to Conagra. The Chef Boyardee products that are part of the transaction contributed approximately $450 million USD to Conagra’s fiscal year 2024 net sales. The divestiture is subject to customary closing conditions, including the receipt of any applicable regulatory approvals. The sale price is $600 million in cash and is expected to close in Q1 of Conagra’s fiscal year 2026.

“The Chef Boyardee divestiture marks another milestone in reshaping the Conagra Brands portfolio for better long-term growth, while also paying down debt. Despite the uncertain external environment, Conagra remains proactive in its pursuit of shareholder-value creation. By deepening our focus on our leading, growth-oriented frozen and healthy-snacking businesses, we continue to build a more focused company with modern consumer brands,” said Sean Connolly, president and chief executive officer of Conagra Brands.

The company estimates that, had the transaction been completed at the start of fiscal year 2025, the divestiture would have been approximately four percent dilutive to adjusted earnings per share for the year, excluding transaction costs and other one-time impacts. Conagra expects to use the net proceeds from the transaction to pay down debt. The company will further discuss the transaction and its impact on fiscal year 2026 when it releases its fourth quarter results.

Centerview Partners LLC acted as the exclusive financial advisor to Conagra Brands. Mayer Brown LLP acted as legal counsel to Conagra Brands.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company's portfolio is continuously evolving to satisfy consumers' ever-changing food preferences. Conagra's brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what's right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2024 net sales of more than $12 billion. For more information, visit www.conagrabrands.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that provide our current expectations and beliefs concerning future events including the timing and impact of the proposed transaction and are subject to risks, uncertainties, and factors relating to the transaction and our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things, risks related to the timing and ability to obtain the required regulatory approvals and satisfy the other closing conditions for the proposed transaction, the occurrence of any event, change or other circumstance that could delay the closing of the proposed transaction and other risks related to our business and operations such as: general economic and industry conditions, including inflation, reduced consumer confidence and spending, recessions, increased energy costs, supply chain challenges, increased tariffs and taxes, labor cost increases or shortages, currency rate fluctuations, and geopolitical conflicts; our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; the company’s competitive environment, cost structure, and related market conditions; our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; actions by our customers, including changes in distribution and purchasing terms; our hedging activities and ability to respond to volatility in commodities; disruptions or inefficiencies in our supply chain and/or operations; the impact of any product recalls and product liability or labeling litigation;  our co-manufacturing arrangements and other third-party service provider dependencies; actions of governments and regulatory bodies that affect our businesses; a material failure in or breach of our or our vendors' information technology systems and other cybersecurity incidents; pension, labor or people-related expenses; any future goodwill or intangible assets impairment charges; our ability to protect our intellectual property rights; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We undertake no responsibility to update these statements, except as required by law.